Exhibit 23.1

3230 Fallow Field Drive Diamond Bar, CA 91765 Tel: +1 (909) 839-0188 Fax: +1 (909) 839-1128

Consent of Independent Registered Public Accounting Firm

We have issued our report dated October 31, 2019, with respect to the financial statements of Hartford Great Health Management (Shanghai) Ltd. and subsidiary for the year ended July 31, 2018 included in the Current Report on Form 8-K/A of Hartford Great Health Corp. dated October 31, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Hartford Great Health Corp. on the following Registration Statements: No. 333-216274, No. 333-206179 and No. 333-209792.

Diamond Bar, California

October 31, 2019